EXHIBIT 10.35

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the “Amendment”) is made this 29 day of December, 2008 between Gregg Appliances, Inc., an Indiana corporation with a principal place of business at 4151 East 96th Street (the “Company”), and Jerry W. Throgmartin, an individual residing at 4151 E. 96th St. (the “Executive”).

WHEREAS, the parties entered into an Employment Agreement dated as of October 19, 2004 (the “Original Employment Agreement”), and an Amendment to Employment Agreement dated as of April 12, 2007 (the “First Amendment”) (the Original Employment Agreement and the First Amendment are hereinafter referred to together as the “Employment Agreement”); and

WHEREAS, the parties wish to further amend the Employment Agreement to comply with the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended, and the final regulations of the Treasury and other applicable guidance promulgated thereunder;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby further amend the Employment Agreement, effective as of January 1, 2009, as follows:

1. Section 4(b)(i) of the Original Employment Agreement shall be deleted and replaced with the following:

(i) Subject to the provisions of subparagraph 4(b)(ii) and subparagraph 4(b)(v), if, prior to the expiration of the Term, Executive’s employment is terminated by the Company without Cause, Executive shall be entitled to receive, as “Severance Benefits,” (A) for the remainder of the Term his then current Base Salary, (B) a lump sum stipend equal to 167% of the product of twenty-four (24) times: (1) the monthly COBRA premium that corresponds, as of the date of Executive’s termination of employment, to the health, dental and vision coverage that Executive had in effect under the Company’s health, dental and vision plans immediately prior to his termination of employment, and (2) the monthly premium that corresponds, as of the date of Executive’s termination of employment, to the long-term disability and group term life insurance coverage that Executive had in effect under the Company’s long-term disability and life insurance plans immediately prior to his termination of employment, and (C) for the year in which such termination occurs, a pro-rated bonus for the portion of such year during which Executive was employed by the Company, contingent, however, on the satisfaction of any performance-based conditions relating to such bonus. The stipend referred to in clause (B) will be subject to all applicable withholdings and deductions, and will be paid to Executive on the same payroll date as the first installment of Severance Benefits, and Executive may apply the stipend towards Executive’s purchase of COBRA continuation coverage, continued benefit coverage, or for any other purpose. Notwithstanding the foregoing, if Executive becomes employed by another employer during the time that Severance Benefits are payable to Executive pursuant to this paragraph 4(b), the amount of Severance Benefits to which Executive would be entitled in the absence of such other employment shall be reduced by the amount of any compensation and benefits received or accrued by Executive due to such other employment. Executive shall provide the Company with any evidence of compensation and benefit amounts received or accrued in connection with other employment which the Company shall reasonably request. Executive shall be under no obligation to look for, solicit or accept employment with another employer during the period he is entitled to receive Severance Benefits.

2. Section 4(b)(v) of the Original Employment Agreement shall be deleted in its entirety and replaced with the following:

(vi) Such reduction shall be made in such manner that the remaining Severance Benefits provide Executive with the greatest after-tax benefit, as determined by the Company’s accountants.

3. Section 3 of the First Amendment shall be deleted in its entirety and replaced with the following:

Life Insurance Benefits. In addition to the benefits referred to in the Original Employment Agreement, the Company shall assign to Executive all of the Company’s right, title and interest in and to the life insurance policy on the life of Executive upon his Separation from Service, as defined below, with Executive responsible for payment of all premiums and costs under such policy after such assignment.

4. A new Section 15 shall be added to the Employment Agreement as follows:

15. Section 409A Compliance.

(a) Notwithstanding any other provision of this Agreement, if any amount payable to Executive under this Agreement on account of Executive’s “Separation from Service” from the Company constitutes deferred compensation within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations of the Treasury and applicable guidance of the Internal Revenue Service thereunder (together, “Section 409A”), and Executive is a “Specified Employee” of the Company on the date of his Separation from Service, then payment of such amount shall be delayed until the first business day that is at least six (6) months after the date on which Executive’s Separation from Service occurs. For these purposes, “Separation from Service” means Executive’s “separation from service,” as defined in Section 409A(a)(2)(A)(i) and Treas. Reg. Section 1.409A-1(h), from the Company, and “Specified Employee” has the meaning given to that term in Code Section 409A(a)(2)(B)(i) and Treas. Reg. 1.409A-1(i).

Notwithstanding the foregoing, such six month delay of payments shall not apply to any payments or benefits that are not subject to Section 409A, including the following: (a) any severance or other payments that qualify as “short term deferral” payments under Treas. Reg. Section 1.409A-1(b)(4); and (b) any remaining severance or other payments paid after the Executive’s Separation from Service to the extent (i) that the dollar amount of such payments does not exceed two (2) times the lesser of (x) the Executive’s annualized compensation (based on the Executive’s annual rate of pay for the calendar year preceding the calendar year in which the Separation from Service occurs, adjusted to reflect any increase during such calendar year which was expected to continue indefinitely had the Executive’s Separation from Service not occurred) and (y) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Separation from Service occurs, and (ii) such severance or other payments are to be made to the Executive no later than the last day of the second calendar year following the calendar year in which the Separation from Service occurs. For purposes of Section 409A, each payment of severance made on a payroll date and each monthly provision of severance benefits under this Agreement shall be treated as a right to a series of separate payments, as defined in Treas. Reg. Section 1.409A-2(b)(2).

(b) With respect to any expense reimbursements or in-kind benefits provided hereunder, including, without limitation, under Section 3(d) or Section 4(b)(i) of the Employment Agreement and paragraph 4 of the First Amendment, which are not otherwise excludible from the Executive’s gross taxable income, to the extent required to comply with Section 409A, no reimbursement of expenses incurred by Executive during any taxable year of Executive shall be made after the last day of the following taxable year, the right to reimbursement of any such expenses or such in-kind benefits shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement or in-kind benefits available during any taxable year may not affect the expenses eligible for reimbursement or in-kind benefits available in any other taxable year.

(c) All payments to Executive pursuant to this Agreement are intended to comply with, or to be exempt from, the requirements of Section 409A. Executive acknowledges that Executive bears the entire risk of any adverse Federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A and that no representations have been made to Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income taxation laws.

5. Except as amended hereby, the terms and conditions of the Employment Agreement, as amended by the First Amendment, shall continue unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment effective as of the date above written.

GREGG APPLIANCES, INC.

By:	/s/ Charles Young
Name: Charles Young Title: Chief HR Officer

Dated: 12/29/08

EXECUTIVE

By:	/s/ Jerry W. Throgmartin
Jerry W. Throgmartin

Dated: 12/29/08

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